Exhibit 99.1

GFAM Issues Correction of 10Q-SB Press Release

SANTA MONICA, CA – May 21, 2007 – Great American Family Parks, Inc. (OTCBB: GFAM) today announced a correction of its press release summarizing its first quarter 2007 10Q-SB originally issued on May 18.  For the three months ended March 31, 2007 compared to the three months ended March 31, 2006:

The revenues for the corporation and the amusement park were $537,928 in the first quarter 2007 as compared to $268,327 for the three months ended March 31, 2006. This represents an increase of $269,901 or 100% when isolating the present operations.  Total revenues for the first quarter 2007 were $537,928 compared to $1,868,283 for the three months ended March 31, 2006.  This decrease of 71% is primarily the result of the sale of Crossroads Convenience Center, LLC.

Gross profit decreased by $2,900, or -1%, to $295,339 for the three months ended March 31, 2007 compared to $298,239 for the three months ended March 31, 2006.  The change in gross profit is primarily the result of increased receipts at Wild Animal Safari, Inc and the elimination of the convenience store, which had high sales volumes, but low gross profit margins.

Net profit was $5,479 for the three months ended March 31, 2007 compared to a net loss of $120,833 for the three months ended March 31, 2006.   The increase in profitability for the three months ended March 31, 2007 was due to the improved operations at Wild Animal Safari Inc, management fees and the elimination of the marginal performance from the convenience store.

As of March 31, 2007, we had a positive working capital of $1,099,443 as compared to a deficiency of $538,440 at March 31, 2006. A major portion of our debt was attributed to consulting fees and attorney fees. The sale of Crossroads Convenience Center reduced these debts, and created cash to start expansion of the amusement park.

Our total current assets at March 31, 2007 were $1,334,431 including $1,076,745 in cash, as compared with $279,353 in total current assets at March 31, 2006, which included cash of $95,486.  Additionally, we had shareholder equity in the amount of $4,002,045 at March 31, 2007, as compared to shareholder equity of $2,387,710 at March 31, 2006.  Our cash on hand increased $981,259 to $1,076,745 as of March 31, 2007, as compared to cash on hand of in the amount of $95,486 for the 3 months ended March 31, 2006.

For the three months ended March 31, 2007, selling, general and administrative expenses totaled $381,612. This was an increase of $4,945 or 1%.  The increase in selling, general and administrative expenses is a result of expanded volume of operations for the amusement park and an adjustment of general expenses.

Safe Harbor Statement

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.